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                                                                   EXHIBIT 10.49


                        FINANCIAL ADVISORY FEE AGREEMENT


This Financial Advisory Fee Agreement (the "Agreement") is made and entered into as of December 30, 2002 (the "Effective Date"), by and among Probex Corp., a Delaware corporation ("Probex" or "Company"), and Phillip D. Pierce ("Advisor").

WHEREAS, Probex is desirous of engaging Advisor in the capacity of a non-exclusive financial advisor, specifically for the purpose of identifying and assisting Probex in the sale all of the capital stock or substantially all of the assets of Probex Fluids Recovery, Inc. ("PFR") (the "Proposed Sale"), to LORCO Petroleum Services, Inc. "Proposed Buyer". This is the only approved Proposed Buyer for the Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

" Purchase Price" means the aggregate amount paid by the Proposed Buyer for PFR at Closing (as defined below) pursuant to the express terms of the agreement governing such sale whether in the form of cash, equity securities of the Proposed Buyer or debt. The Purchase Price shall not include the value of any long-term supply contracts or other agreements or arrangements entered into in connection with or as a condition to the Proposed Sale.

"Closing" means the actual closing of the Proposed Sale to the Proposed Buyer.

"Services Rendered" means the scope of services provided by Advisor.

2. Fees Payable to Advisors Upon Closing of the Proposed Sale

          (a) Services. As consideration for Services Rendered by Advisor, should the Proposed Buyer consummate the Proposed Sale on terms acceptable to Probex, then the fees described below shall be due and payable to Advisor at Closing. The fee to be paid to the Advisor by Probex shall be equal to the following:

3. (i) An amount in common stock of Probex equal to one percent (1%) of the Purchase Price (the "Fee"). The number of shares issued to Advisor in payment of the Fee shall be based upon the closing price of Probex's common stock as traded on the American Stock Exchange, on the day preceding the Closing.

4. Expenses. Probex agrees, from time to time, to reimburse Advisor, upon request, for its reasonable, pre-approved, out-of-pocket expenses incurred in connection with Advisor's performance of this Agreement.





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5. Indemnification - Probex agrees to indemnify Advisor and its respective directors, officers, partners, employees, agents, and controlling persons (together with Advisor, collectively an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, related to the Proposed Sale or any transaction contemplated by this Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable fees and expenses of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by Probex. Probex shall not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage or liability results from Advisor's negligence or willful misconduct.

6. Termination. Advisor's engagement hereunder may be terminated by either Probex or the Advisor upon the earlier of February 28, 2003 or the thirty calendar days following written notice to that effect by either party, it being understood that the provisions relating to the payment of fees and expenses and indemnification shall survive any such termination for a period of six month following termination.

7.   Miscellaneous Provisions.

     (a) Relationship. This Agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties. No officer, employee, agent, servant, or independent contractor of Advisor nor its Affiliates shall at any time be deemed to be an employee, agent, servant, or broker of Probex for any purpose whatsoever solely as a result of this Agreement, and Advisor shall have no right or authority to assume or create any obligation or liability, express or implied, on Probex's behalf, or to bind Probex in any manner whatsoever.

     (b) Waiver. Notwithstanding anything to the contrary contained herein, the failure of either party to seek a redress for violation, or to insist upon the strict performance, of any covenant, agreement, provision, or condition hereof shall not constitute a waiver of the terms of such covenant, agreement, provision, or condition at subsequent times or of the terms of any other covenant, agreement, provision, or condition, and each party shall have all remedies provided herein with respect to any subsequent act which would have originally constituted the violation hereunder.

     (c) Governing Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including without limitation, provisions concerning limitations of action), shall be governed by and construed in accordance with the internal laws of the State of Texas, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary.




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     (d) Notices. Any notice, request, demand, consent or authorization
(hereinafter referred to as "Notice") required or permitted to be given under this Agreement shall be in writing and shall be delivered either personally, by courier or by facsimile to the address or facsimile number below:

If to Probex:                                           If to Advisor:
Mr. Bruce A. Hall                                       Mr. Phillip D. Pierce
Senior Vice President & Chief Financial Officer         3722 South Versailles
Probex Corp.                                            Dallas, TX 75209
15510 Wright Brothers Drive
Addison, Texas 75240

     (e) Entire Agreement. This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter herein.

     (f) Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same instrument.

     (g) Amendments. This Agreement shall not be amended, changed or modified or any provision thereof waived or discharged except in writing by both parties.

     (h) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.


IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

                                    PROBEX CORP.

                                    By:
                                       ------------------------------

                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------


                                    Advisor

                                    By:
                                       ------------------------------

                                    Name:  Phillip D. Pierce



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